Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 21, 2026
Registration Statement Nos. 333-268757 and 333-268757-19

**Full Pricing Details** $1.098+bn ($1,043.840mm Offered) Exeter (EART 2026-1) Automobile Receivables Trust

Joint Leads: Citi (Str.), Deutsche Bank, and Wells Fargo
Co-Managers: BMO, Citizens, and Mizuho

-- Anticipated Capital Structure --
CL	SIZE($MM)	OFFRD($MM)	WAL*	S/M**	P.WIN*	E MTY.*	L MTY.	BNCH Spread	Yield(%)	Coupon(%)	Price
A1	94.200	89.490	0.12	A-1+/P-1	1-3	04/26	01/15/27	I-CRV +21	3.895	3.895	100.00000
A2	241.000	228.950	0.55	AAA/Aaa	3-12	01/27	09/15/28	I-CRV +49	4.118	4.08	99.99845
A3	226.420	215.099	1.46	AAA/Aaa	12-24	01/28	03/15/30	I-CRV +51	4.067	4.03	99.99595
B	118.510	112.584	2.22	AA/Aaa	24-30	07/28	10/15/30	I-CRV +65	4.258	4.22	99.99865
C	123.000	116.850	2.80	A/Aa3	30-38	03/29	05/17/32	I-CRV +80	4.445	4.40	99.98861
D	162.310	154.194	3.61	BBB/Baa3	38-50	03/30	05/17/32	I-CRV +135	5.061	5.00	99.97235
E	103.340	98.173	4.48	BB-/NR	50-56	09/30	08/15/33	I-CRV +300	6.785	6.69	99.99639
N^	30.000	28.500	0.93	B/NR	9-13	02/27	08/15/33	I-CRV +300	6.542	6.45	99.99634
*WAL Pricing Speed: 1.50% ABS to 5% call
**Expected Ratings
^Based on Case 2 assumptions outlined in the OM

- TRANSACTION SUMMARY -
Size : $1.098+bn ($1.043+bn Offered) *NO GROW*
Exp Ratings : S&P / Moody's
Exp Settle : January 28th, 2026
First Pay : February 17th, 2026
ERISA : A-D = YES; E, N = NO
Registration : A-D = Public; E, N = 144A/Reg S
Min Denoms : A-D = $1k x $1k; E = $1.590mm x $1k; N = $1.579mm x $1k
BBG Ticker : EART 2026-1
B&D : Citi

-Available Information-
* Preliminary Prospectus, Ratings FWP, Offering Memorandum Class E & N, and CDI File (attached)
* Intex Deal Name: XEXAR2601 | Password: 4XX4
* Deal Roadshow Link: https://dealroadshow.com/e/EART20261 | Passcode: EART20261

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EFCAR, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents EFCAR, LLC has filed with the SEC for more complete information about EFCAR, LLC, Exeter Automobile Receivables Trust 2026-1 and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, EFCAR, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.